Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

As of ___________, 2022

Fundrise Income Real Estate Fund, LLC
Fundrise Real Estate Investment Trust, LLC
Fundrise Income eREIT II, LLC
Fundrise Income eREIT III, LLC
Fundrise Income eREIT V, LLC
Fundrise Income eREIT 2019, LLC
Fundrise eREIT XIV, LLC
11 Dupont Circle NW, 9th Floor,
Washington, District of Columbia 20036

Ladies and Gentlemen:
This opinion letter is delivered to you in connection with the proposed merger (each, a “Merger,” and collectively the “Mergers”) of each of (i) Fundrise Real Estate Investment Trust, LLC, a Delaware limited liability company; (ii) Fundrise Income eREIT II, LLC, a Delaware limited liability company; (iii) Fundrise Income eREIT III, LLC, a Delaware limited liability company; (iv) Fundrise Income eREIT V, LLC, a Delaware limited liability company; (v) Fundrise Income eREIT 2019, LLC, a Delaware limited liability company and (vi) Fundrise eREIT XIV, LLC, a Delaware limited liability (each entity described in clauses (i) through (vi), a “Company” and collectively, the “Companies”), with and into Fundrise Income Real Estate Fund, LLC, a Delaware limited liability company (“Acquiror”), with Acquiror as the surviving entity of each Merger, pursuant to the Agreement of Merger and Plan of Reorganization, dated as of February 15, 2022, by and among the Companies, Acquiror and, for certain limited purposes, Fundrise Advisors, LLC, a Delaware limited liability company (the “Merger Agreement”).  The opinion herein relates to the qualification of each of the Mergers as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon, without independent investigation thereof, the Merger Agreement.  In rendering our opinion we also have relied upon certain statements, representations, warranties and covenants made by each of the Companies and Acquiror in the Merger Agreement and in representation letters as of the date hereof and provided to us in connection with our preparation of this opinion, which statements, representations, warranties and covenants we have neither independently investigated nor verified.  We have assumed that such statements, representations, warranties and covenants are,

As of ____________, 2022

and always have been, true, correct and complete, that such statements, representations, warranties and covenants will be true, correct and complete as of the Effective Time, that the parties will abide by such covenants, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, that all representations, statements, warranties and covenants qualified as to the best of knowledge or belief or otherwise are and will be true, correct and complete as if made without such qualification, and with regard to any such representation or statement regarding a person’s plan or intention, the facts will be consistent with the relevant plan or intention.
We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us.  In addition, this opinion is based on the assumption that (i) the Mergers will be consummated simultaneously at the Effective Time and in accordance with the Merger Agreement, (ii) each Merger will qualify as a merger under the applicable laws of Delaware, (iii) the parties to the Merger Agreement will comply with all applicable reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder, (iv) the Merger Agreement is valid and binding in accordance with its terms, (v) commencing with the first taxable year for which such Company elected to be treated as a REIT through its taxable year ended December 31, 2021, each Company qualified as a real estate investment trust under Subchapter M of the Code, (vi) each Company will qualify as a real estate investment trust under Subchapter M of the Code for its taxable year ending with the Effective Time, and (vii) Acquiror will qualify as a real estate investment trust under Subchapter M of the Code for its taxable year that includes the Effective Time.
Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that each Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code.
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We express no opinion herein other than the opinion expressly set forth above.  No opinion is expressed as to the tax consequences of any transaction under foreign, state or local tax law or as to any transaction other than the Mergers.
The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect).  Changes

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in applicable law could adversely affect our opinion.  We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion.
Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions could adversely affect our opinion.
Our opinion is not binding on the IRS, and the IRS, or a court of law, may disagree with the opinion contained herein.  No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Mergers.

Very truly yours,